Exhibit 12

July 6, 2021

Board of Directors

California Tequila, Inc.

30012 Aventura, Suite A

Rancho Santa Margarita, California 92688

To the Board of Directors:

We are acting as counsel to California Tequila, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement, and pre-qualification amendments, cover the contemplated sale of up to 1,500,000 shares of the Company’s Class B Non-Voting Common Stock plus 150,000 additional shares of Class B Non-Voting Common Stock eligible to be issued as bonus shares (the “Bonus Shares”) to investors based upon an investor’s investment level.

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of amendment of the articles of incorporation and the bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares of Class B Non-Voting Common Stock and the Bonus Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP